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                                                           Exhibit 23.3


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
TCI Communications, Inc.:

    We consent to the incorporation by reference in the registration statements (Nos. 33-05987, 33-08768, 33-19409, 33-20583, 33-54346 and
333-41349) on Form S-8 and registration statement (No. 333-44547) on Form
S-4 of Cablevision Systems Corporation of our report dated April 23, 1998, relating to the combined balance sheets of the TCI New Jersey and New York Systems (as defined in Note 1 to the combined financial statements) as of December 31, 1997 and 1996, and the related combined statements of operations and parent's investment and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K/A of Cablevision Systems Corporation dated May 18, 1998.



                                              /s/ KPMG Peat Marwick LLP


Denver, Colorado
May 15, 1998